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                                                                    EXHIBIT 99.2

                INSTRUCTIONS REGARDING SUBSCRIPTION CERTIFICATES
                          METROPOLITAN FINANCIAL CORP.

     IF YOU HAVE QUESTIONS, CONSULT THE SUBSCRIPTION AGENT OR THE INFORMATION AGENT AT THE TELEPHONE NUMBERS BELOW.

     The following instructions relate to the distribution by Metropolitan Financial Corp. of non-transferable subscription rights to purchase common stock
in a Rights Offering of an aggregate of                shares, as described in
the Prospectus dated          , 2001. Each record holder of Metropolitan
Financial Corp. common stock as of           , 2001 has received one
non-transferable subscription right for every                shares of common
stock held on that date. No fractional rights were distributed. Rather, Metropolitan Financial Corp. rounded down the number of rights to the nearest whole number, provided that each record holder received at least one subscription right. Each right entitles the record holder to purchase one share
of common stock at $     per share. In addition, if all subscription rights are
exercised by the record holder, the record holder may elect, pursuant to the over-subscription privilege, to subscribe for any amount of additional shares in the Rights Offering at the same price, subject to availability of shares, including proration, if necessary. Certain institutional and high net worth investors will purchase any shares of common stock not subscribed for in the Rights Offering.


     Shares of common stock will be available for purchase pursuant to the over-subscription privilege only upon the record holder having subscribed for all shares of common stock that the holder may subscribe for by exercising subscription rights and only to the extent that all the shares of common stock offered for sale are not subscribed for by record holders through the exercise of all of their subscription rights. If the shares of common stock available are not sufficient to satisfy all over-subscription requests, Metropolitan Financial Corp. will allocate available shares in the manner described in the section of the Prospectus entitled "The Offering -- The Rights Offering".


     THE NUMBER OF SHARES THAT YOU MAY SUBSCRIBE FOR BY EXERCISING SUBSCRIPTION RIGHTS IS IMPRINTED ON YOUR SUBSCRIPTION CERTIFICATE, WHICH YOU SHOULD USE TO SUBSCRIBE FOR SHARES.

     THE RIGHTS OFFERING AND YOUR SUBSCRIPTION RIGHTS ARE EXPECTED TO EXPIRE AT
5:00 P.M. EASTERN TIME ON           , 2001 (AS IT MAY BE EXTENDED, THE
"EXPIRATION DATE"). YOUR COMPLETED AND EXECUTED SUBSCRIPTION CERTIFICATE (OR NOTICE OF GUARANTEED DELIVERY, AS DESCRIBED HEREIN), ALONG WITH FULL PAYMENT FOR THE SHARES OF COMMON STOCK SUBSCRIBED FOR, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT PRIOR TO 5:00 P.M. EASTERN TIME ON THE EXPIRATION DATE. UNEXERCISED SUBSCRIPTION RIGHTS WILL EXPIRE WITHOUT VALUE AT THAT TIME. SUBSCRIPTIONS MAY NOT BE REVOKED.

1. SUBSCRIPTION RIGHTS.

     To exercise your subscription rights, complete the reverse side of your Subscription Certificate and deliver to the Subscription Agent your properly completed and executed Subscription Certificate, along with full payment for all shares of common stock subscribed for pursuant to the exercise of your subscription rights and the over-subscription privilege. (See Procedures for Guaranteed Delivery, if you cannot deliver your Subscription Agreement on a timely basis.) The available delivery methods are discussed in section 4 of these Instructions. FACSIMILE DELIVERY OF SUBSCRIPTION CERTIFICATES WILL NOT CONSTITUTE VALID DELIVERY. Payment may not be made by personal check, but may be made by (a) certified check, bank draft or cashier's check drawn on a U.S. bank or by a postal, telegraphic or express money order payable in U.S. dollars to "Georgeson Shareholder Communications Inc., as Subscription Agent"; or (b) wire transfer of immediately available funds to the subscription account maintained by Georgeson Shareholder Communications Inc., the Subscription Agent, for such purpose at the Provident Bank, One East Fourth Street, Cincinnati, OH 45202 ABA No. #042000424 Account No. #0282-872 for further credit to Georgeson Shareholder Communications Inc. as Agent for Metropolitan Financial Corp.

ACCEPTANCE OF PAYMENTS.

     Full payment will be deemed to have been received by the Subscription Agent only upon (a) receipt by the Subscription Agent of a certified check, bank draft or cashier's check drawn on a U.S. bank or by a postal,
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telegraphic or express money order payable in U.S. dollars; or (b) receipt of collected funds in the Subscription Agent's account designated above. PERSONAL CHECKS ARE NOT VALID PAYMENT.

EXERCISE THROUGH BANK OR BROKER; PROCEDURES FOR GUARANTEED DELIVERY.

     You may make arrangements for the delivery of funds on your behalf by a bank or broker.

     If you wish to exercise some or all of your subscription rights, but time will not permit you to deliver your Subscription Certificate to the Subscription Agent prior to 5:00 p.m. Eastern Time on the Expiration Date, you may cause (a) a member firm of a registered national securities exchange; (b) a member of the National Association of Securities Dealers, Inc.; (c) a bank or trust company having an office or correspondent in the United States to deliver to the Subscription Agent a written guarantee substantially in the form of the Notice of Guaranteed Delivery included herein, prior to 5:00 p.m. Eastern Time on the Expiration Date, guaranteeing delivery of your properly completed and executed Subscription Certificate within three (3) business days following the date of the completed Notice of Guaranteed Delivery, together with payment in full for the shares subscribed for. If this procedure is followed, your Subscription Certificate and the related Nominee Holder Certification, if applicable, must be received by the Subscription Agent within three (3) business days of the completed Notice of Guaranteed Delivery. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent at the address and telephone number indicated below.

     Bankers, brokers and other nominee holders of subscription rights who exercise the subscription rights and the over-subscription privilege on behalf of beneficial owners of subscription rights will be required to certify to the Subscription Agent and Metropolitan Financial Corp., as to: (1) the names of the beneficial owners on whose behalf they are acting; (2) the nominee holder's authority to so act; (3) the aggregate number of rights being exercised on behalf of each beneficial owner; and (4) the aggregate number of shares of common stock that are being subscribed for pursuant to the exercise of subscription rights and the over-subscription privilege of each beneficial owner of rights on whose behalf such nominee holder is acting.

CONTACTING THE SUBSCRIPTION AGENT OR THE INFORMATION AGENT.

     The address, telephone and facsimile numbers of the Subscription Agent and the telephone number of the Information Agent are as follows. Contact the Subscription Agent with questions about these Instructions Regarding Subscription Certificates. Contact the Information Agent with questions about Metropolitan Financial Corp. or the Rights Offering.

                            THE SUBSCRIPTION AGENT:
                   Georgeson Shareholder Communications Inc.
            By Mail: P.O. Box 2065, South Hackensack, NJ 07606-9974
By Overnight Courier: 111 Commerce Road, Carlstadt, NJ 07072 Attn: Reorg. Dept.
  By Hand: 110 Wall Street, 11th floor, New York, NY 10005, Attn: Mary Feeney
                           Facsimile: (201) 460-2889
                      Toll free telephone: (888) 388-2251
           Monday through Friday, 9:00 a.m. to 5:00 p.m. Eastern Time

                             THE INFORMATION AGENT:
                             Ryan, Beck & Co., LLC
                      Toll free telephone: (888) 604-7226
           Monday through Friday, 9:00 a.m. to 1:00 p.m. Eastern Time

PARTIAL EXERCISES; EFFECT OF OVERPAYMENT AND UNDERPAYMENT.

     If you exercise less than all of the subscription rights printed on your Subscription Certificate, the Subscription Agent will, upon request, issue to you a new Subscription Certificate evidencing the unexercised rights. If you choose to have a new Subscription Certificate sent to you, however, it is possible that you will not receive a new Subscription Certificate in sufficient time to permit you to exercise the rights evidenced thereby.
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     If you have not specified the number of shares of common stock being subscribed for pursuant to exercising subscription rights, or do not forward full payment for all of the shares of common stock that you indicate on the Subscription Certificate are being subscribed for, you will be deemed to have exercised the maximum whole number of rights that may be exercised with the payment delivered. If the payment forwarded to the Subscription Agent is greater than the amount owed for the number of shares of common stock that may be purchased pursuant to the exercise of all your subscription rights (the "Subscription Excess"), you will be deemed to have exercised your over-subscription privilege to purchase, to the extent available and subject to allocation of shares of common stock, as previously discussed, the maximum number of shares of common stock purchasable with the Subscription Excess. If your full payment is not applied to your purchase of shares of common stock, you will be refunded the amount of any overpayment, sent via mail, without interest, as soon as practicable after the Expiration Date.

2. DELIVERY OF STOCK CERTIFICATES, ETC.

     It is anticipated that the closing of the Rights Offering will occur as soon as practicable following the Expiration Date (the "Closing Date"). The following delivery and payment will be made to the name and address shown on the face of your Subscription Certificate or to the alternate address indicated by you in Section 3 of the Subscription Certificate.

     (A) SUBSCRIPTION RIGHTS AND OVER-SUBSCRIPTION PRIVILEGE. As soon as practicable after the Closing Date, we will deliver by mail to each subscriber who validly exercises subscription rights and the over-subscription privilege, if any, stock certificates representing the shares of common stock purchased.

     (B) CASH PAYMENTS. As soon as practicable after the Expiration Date, the Subscription Agent will mail to each subscriber any excess funds received in payment for shares of common stock that are subscribed for but not allocated to such subscriber pursuant to the over-subscription privilege.

3. EXECUTION.

     (A) EXECUTION BY REGISTERED HOLDER. The signature on the Subscription Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Certificate without any alteration or change. Persons who sign the Subscription Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must certify to the Subscription Agent and Metropolitan Financial Corp. as to their authority to so act.

     (B) EXECUTION BY PERSON OTHER THAN REGISTERED HOLDER. If the Subscription Certificate is executed by a person other than the registered holder named on the face of the Subscription Certificate, proper evidence of authority of the person executing the Subscription Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

4. METHOD OF DELIVERY.

     The method of delivery to the Subscription Agent of Subscription Certificates and payment for shares subscribed for will be at the election and risk of the subscriber, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure receipt by the Subscription Agent prior to 5:00 p.m. Eastern Time on the Expiration Date.